[GRAPHIC OMITED]
                                                              PROGEN
                                                              INDUSTRIES LIMITED

                                                              ABN 82 010 975 612

                                                      P.O. Box 28 Richlands B.C.
                                                       Queensland 4077 Australia
                                                      Telephone: +61 7 3273 9100
                                                     Facsimile:  +61 7 3375 9318

27 August 2004

Company Announcements Officer
Australian Stock Exchange Limited
Exchange Centre
20 Bridge Street
Sydney NSW 2000.

Dear Sir,

RE: APPENDIX 4E - PRELIMINARY FINAL REPORT 30 JUNE 2004.

The following information is provided to the ASX under listing rule 4.3A.

1. The Board of Progen Industries Limited announce the preliminary results of the Company for the year ending 30 June 2004 including comparative information for the year ending 30 June 2003. The results as reported are based on financial statements which are in the process of being audited, and there is no anticipated audit qualification.

2.   "RESULTS  FOR  ANNOUNCEMENT  TO  THE  MARKET"

2.1 The amount and percentage change up or down from the             Down 24.1% to $6,193,644
previous corresponding period of revenue from ordinary activities.

2.2 The amount and percentage change up or down from the             Loss down by 36.9% to $4,781,354
previous corresponding period of profit (loss) from ordinary activities after tax attributable to members.

2.3 The amount and percentage change up or down from the             Loss down by 36.9% to $4,781,354
previous corresponding period of net profit (loss) for the
period attributable to members.

2.4 The amount per security and franked amount per security          Nil. It is not proposed to pay dividends
of final and interim dividends or a statement that it is not proposed to pay dividends.

2.5 The record date for determining entitlements to dividends        Not applicable
(if any).

2.6 A brief explanation of any figures in 2.1 to 2.4 necessary       Not applicable
to enable the figures to be understood.

In relation to items 3 to 13 please refer to the attached Financial Report.

14.  Commentary  on  the  results  for  the  period.

PRINCIPAL ACTIVITIES
--------------------
The principal activities of the Company during the year were:
     - Discovery, research and development of potential biopharmaceutical therapeutics for the treatment of human diseases with a specific focus on small molecule based cancer therapeutics; and
     - The provision of contract services related to the process development, manufacture and quality assurance of biological products.

During the year the Company disposed of the Life Sciences business unit, whose core business was the importation and distribution, under various agency distribution agreements, of biological and chemical reagents and kits. Apart from this disposal there were no significant changes in the nature of the above activities during the period.


SEGMENT ANALYSIS
----------------
To be read in conjunction with the attached Financial Report.

                                                      % CHANGE       2004      2003
                                                                     $000      $000
                                                      ---------  --------  --------
REVENUE
Research & Development                                    12.5%      836       743
Life Sciences                                           (48.5%)    1,536     2,980
Contract Manufacture                                       8.6%    1,954     1,799
Unallocated                                             (29.1%)    1,867     2,633
TOTAL REVENUE (REFER TO NOTE 2)                         (24.1%)    6,193     8,155

SEGMENT RESULT
Research & Development                                     0.2%   (4,158)   (4,150)
Life Sciences                                           (52.1%)      236       493
Contract Manufacture                                     121.7%      614       277
Share of profit / (loss) of associate accounted for
using equity method                                                  183    (1,679)
Unallocated                                             (34.3%)   (1,656)   (2,519)
OPERATING (LOSS)                                        (36.9%)   (4,781)   (7,578)

REVIEW OF OPERATIONS
---------------------
Revenues were down 24.1% on the previous corresponding period to $6.193 million in the year ended 30 June 2004 mainly due to the divestment of Life Sciences in November 2003. The operating loss reduced by 36.9% over the previous corresponding period to $4.78 million. An analysis by business segment follows.

RESEARCH & DEVELOPMENT
The net investment in research and development remained unchanged year on year at $4.158 million which is slightly lower than expected mainly due to a slower than expected recruitment of patients into one of the PI-88 Phase II human clinical trials initiated in early calendar 2004. Several options are being considered to accelerate recruitment and the Company's investment into the PI-88 clinical development program is likely to increase in subsequent periods as trials are now running in 20 centres across 3 continents in three cancer indications.


The PI-88 Phase II clinical trial program has been purposely designed to:

     1. Evaluate the efficacy and safety of PI-88 as a single agent in a haematological tumour indication (multiple myeloma). Study completed August 2003.
     2. Evaluate the efficacy and safety of PI-88 as a single agent in a solid tumour indication (advanced malignant melanoma). Study commenced January 2004.
     3. Evaluate the efficacy and safety of PI-88 in combination with standard chemotherapy (advanced non-small cell lung cancer). Study commenced February 2004.
     4. Evaluate the efficacy and safety of PI-88 to treat minimal residual disease and reduce/prevent disease recurrence (adjuvant treatment to surgery in post operative primary liver cancer). This study was initiated by Medigen and commenced in July 2004.

Increased activity into the commercialisation of PI-166, which is currently in a Phase Ib clinical trial in patients with inoperable (advanced) primary liver cancer, may increase pending the outcome of the Phase Ib trial. Recruitment into this trial has been slow due to availability of patients, but two additional recruitment centres have now been added to ramp-up recruitment into this trial. Expansion of the PI-166 clinical trial program is planned subject to the results of the Phase Ib trial.

The Company's Drug Discovery unit, which is partially funded by an AusIndustry Start Grant, continues to make solid progress with the development of small molecule hits that are expected to fuel our future drug development pipeline. Collaboration with Prof. Martin Banwell (ANU's Research School of Chemistry) and Prof. Mark von Itzstein (Griffith University's Institute of Glycomics) complements this body of research. Screening of potential in-licensing candidates that meet near term clinical development objectives has also been stepped up to bridge the gap between entry of potential Drug Discovery lead molecules into development.

LIFE SCIENCES
The Life sciences division was divested in a trade sale in November 2003 as part of the Company's strategy to focus on core activities, i.e. cancer Drug Development and Contract Manufacturing. A profit of $0.68 million was booked on the sale of this division.

Excluding the profit on sale, this division recorded a positive contribution of $0.236 million on sales of $1.54 million, equating to a margin of 15.3%. This compares to a margin of 16.5% in the previous year on full year sales of $2.98 million. The slight decrease in margin resulted from increased inventory carrying costs and services, which were necessary to meet demands of a growing agency product portfolio (Eppendorf).

CONTRACT MANUFACTURE
Excluding the increase in manufacture of PI-88 for the clinical trial program, contract manufacturing revenue grew 8.6% year on year to $1.95 million.

Gross margin as a percentage of revenue increased from 15.4% to 31.4% primarily due the more efficient use of labour resources.

Growth in contract manufacturing revenue is limited by PI-88 production requirements, which are expected to increase in the foreseeable future as both the Company and Medigen expand recruitment into respective PI-88 clinical trials. Consequently revenue growth from contract manufacturing under current circumstances is restricted to PI-88 requirements and plant capacity.

LIQUIDITY
The Company ended the financial year in a strong financial position having cash and cash equivalents totalling $14.321million up from $11.995 million. The increase in cash reserves was due to the private placement closed in November 2003 and the exercise of shareholder and employee options following strong share price performance.

The Company estimates that the current cash reserves are sufficient to fund its on-going operations for at least 18 months from the date of this report. This excludes any proceeds from the exercise of options, or capital requirements outside of normal operating activities.

INVESTMENT IN MEDIGEN BIOTECHNOLOGY CORPORATION ("MEDIGEN")
Progen continues to hold 19.9% equity in Taiwanese based and incorporated biotechnology company Medigen. The Company has re-assessed its capacity to hold 'significant influence' over the control of Medigen and due to the significant growth and expansion of both companies activities has determined this to be no longer the case. In accordance with Australian Accounting Standards the Company has therefore discontinued the equity method of accounting for this investment.

This investment continues to be carried at $2.38 million which is significantly less than its estimated net realisable value.

PROGEN INDUSTRIES LIMITED
APPENDIX 4E - PRELIMINARY FINAL REPORT

STATEMENT OF FINANCIAL PERFORMANCE

FOR THE YEAR ENDED 30 JUNE 2004
--------------------------------------------------------------------------------------------

                                                                  NOTES     2004      2003

                                                                            $000      $000

REVENUE FROM ORDINARY ACTIVITIES
Sales Revenue                                                          2    3,490     4,779
Other revenue from ordinary activities                                 2    1,529     1,285
                                                                          --------  --------
TOTAL REVENUE FROM OPERATING ACTIVITIES                                     5,019     6,064

REVENUE FROM NON OPERATING ACTIVITIES
Revenue from sale of discontinued operation                         2(a)    1,174         -
Revenue from sale of non current investment                            2        -     2,091
                                                                          --------  --------

TOTAL REVENUE FROM ORDINARY ACTIVITIES                                      6,193     8,155
                                                                          --------  --------

Borrowing costs                                                               (17)      (13)
Carrying value of non current investment sold                                   -    (2,140)
Cost of sales                                                          3   (1,021)   (1,919)
Consumable costs                                                             (694)     (133)
Occupancy costs                                                              (113)      (96)
Other expenses from ordinary activities                                3     (746)   (1,234)
Research and development costs                                             (4,312)   (4,547)
Selling, marketing, administrative and corporate costs                     (3,761)   (3,972)
Carrying value of Life Science Assets Sold                                   (493)        -
Share of net profit/(loss) of associate accounted for using the
equity method                                                                 183    (1,679)
                                                                          --------  --------

LOSS FROM ORDINARY ACTIVITIES BEFORE INCOME
TAX EXPENSE                                                                (4,781)   (7,578)

INCOME TAX EXPENSE RELATING TO ORDINARY ACTIVITIES                              -         -
                                                                          --------  --------

NET LOSS                                                                   (4,781)   (7,578)
                                                                          --------  --------

NET LOSS ATTRIBUTABLE TO MEMBERS OF PROGEN
INDUSTRIES LIMITED                                                         (4,781)   (7,578)
                                                                          --------  --------

Changes in equity reserves during the year                                   (266)     (126)

TOTAL CHANGES IN EQUITY OTHER THAN THOSE
RESULTING FROM TRANSACTIONS WITH OWNERS AS
OWNERS                                                                     (5,047)   (7,704)
                                                                          --------  --------

Basic and diluted loss per share (cents per share)                     8    (14.6)    (31.1)


--------------------------------------------------------------------------------------------

              The accompanying notes form part of these financial statements.

PROGEN INDUSTRIES LIMITED
APPENDIX 4E - PRELIMINARY FINAL REPORT

STATEMENT OF FINANCIAL POSITION

AS AT 30 JUNE 2004
-----------------------------------------------------------------

                                      NOTES    2004       2003
                                               $000       $000

CURRENT ASSETS
Cash assets                                    14,321     11,995
Receivables                                       458        666
Inventories                                         -        796
Other                                             161         94
                                              --------  ---------
TOTAL CURRENT ASSETS                           14,940     13,551
                                              --------  ---------

NON-CURRENT ASSETS
Investments                                     2,388      1,883
Property, plant and equipment                   1,282      1,769
Other                                              15         15
                                              --------  ---------
TOTAL NON-CURRENT ASSETS                        3,685      3,667
                                              --------  ---------
TOTAL ASSETS                                   18,625     17,218
                                              --------  ---------

CURRENT LIABILITIES
Payables                                        1,300      1,707
Provisions                                        237        217
Other                                             209        593
                                              --------  ---------
TOTAL CURRENT LIABILITIES                       1,746      2,517
                                              --------  ---------

NON-CURRENT LIABILITIES
Provisions                                         99         70
                                              --------  ---------
TOTAL NON-CURRENT LIABILITIES                      99         70
                                              --------  ---------
TOTAL LIABILITIES                               1,845      2,587
                                              --------  ---------
NET ASSETS                                     16,780     14,631
                                              ========  =========

EQUITY
Contributed Equity                        4    73,751     67,143
Accumulated losses                        5   (56,971)   (52,190)
Reciprocal shareholding in associate                -       (322)
                                              --------  ---------

TOTAL EQUITY                                   16,780     14,631
                                              ========  =========

-----------------------------------------------------------------

 The accompanying notes form part of these financial statements.

PROGEN INDUSTRIES LIMITED
APPENDIX 4E - PRELIMINARY FINAL REPORT

STATEMENT OF CASH FLOWS
For the year ended 30 June 2004

                                                     NOTES    2004       2003
                                                              $000       $000

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers                                        4,099      4,859
Payments to suppliers and employees                          (10,664)   (11,277)
Grant recovery                                                   626      1,162
Interest received                                                665        493
Borrowing costs                                                  (17)       (13)
Other revenue received                                             3         14
                                                            ---------  ---------
NET CASH FLOWS FROM/(USED IN) OPERATING ACTIVITIES            (5,288)    (4,762)
                                                            ---------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments                                  -      2,091
Proceeds from sale of  discontinued operation                  1,174          -
Purchase of property, plant and equipment                       (190)      (169)
Proceeds from sale of property, plant and equipment               25         27
                                                            ---------  ---------
NET CASH FLOWS FROM /(USED IN) INVESTING ACTIVITIES            1,009      1,949
                                                            ---------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issues of ordinary shares                        6,874      3,653
Payment of share issue costs                                    (266)      (126)
Repayment of finance lease principal                               -        (14)
                                                            ---------  ---------
NET CASH FLOWS FROM/(USED IN) FINANCING ACTIVITIES             6,608      3,513
                                                            ---------  ---------
NET INCREASE/(DECREASE) IN CASH HELD                           2,329        700
Add opening cash brought forward                              11,995     11,407
Effect of exchange rate changes on cash                           (3)      (112)
                                                            ---------  ---------
CLOSING CASH CARRIED FORWARD                                  14,321     11,995
                                                            =========  =========


--------------------------------------------------------------------------------

        The accompanying notes form part of these financial statements.

PROGEN INDUSTRIES LIMITED
APPENDIX 4E - PRELIMINARY FINAL REPORT

NOTES TO THE FINANCIAL STATEMENTS
For the year ended 30 June 2004

1.   BASIS  OF  PREPARATION

This preliminary final report has been prepared in accordance with ASX listing rule 4.3A and the disclosure requirements of ASX Appendix 4E. The accounting policies adopted in the preparation of the preliminary final report are consistent with those adopted and disclosed in the 2003 annual financial report.

                                                               2004  2003
                                                               $000  $000

2.   REVENUE  FROM  ORDINARY  ACTIVITIES

Revenue from sale of goods                                    1,536  2,980
Revenue from services                                         1,954  1,799
                                                              -----  -----
Total revenues from operating activities                      3,490  4,779
                                                              -----  -----

OTHER REVENUE FROM OPERATING ACTIVITIES
Interest                                                        665    493
Grant recovery                                                  836    743
Proceeds from sale of property, plant and equipment              25     27
Other revenue                                                     3     22
                                                              -----  -----
Total revenues from outside the operating activities          1,529  1,285
                                                              -----  -----

REVENUE FROM NON-OPERATING ACTIVITIES

Revenue from sale of non-current investment                       -  2,091

Revenue from sale of discontinued operation refer Note 2(a)   1,174      -
                                                              -----  -----

TOTAL REVENUES FROM OPERATING AND NON-OPERATING ACTIVITIES    6,193  8,155
                                                              =====  =====



2. (a) DISCLOSURE OF DISCONTINUED OPERATIONS

On the 11 November 2003 the Board of Directors announced the sale of the Company's Life Sciences division to Global Science and Technology Ltd (GST), a subsidiary of New Zealand based EBOS Ltd.

The decision to dispose of the division was based on the Company strategy to focus on core R&D activities where most potential shareholder value resides.

Under the terms of the contract, Progen is required to pay out all employee entitlements prior to the transfer of employees to GST, settle outstanding accounts payable, and collect accounts receivable due on settlement date. These payments are recognised in the results for the period ended 30 June 2004.

At 30 June 2004 the amount owed by Progen on accounts payable was $Nil and due to Progen on accounts receivable was $Nil in relation to the Life Science division.

The sale was completed on 28 November 2003.

PROGEN INDUSTRIES LIMITED
APPENDIX 4E - PRELIMINARY FINAL REPORT

NOTES TO THE FINANCIAL STATEMENTS
For the year ended 30 June 2004

FINANCIAL PERFORMANCE INFORMATION OF THE LIFE SCIENCE DIVISION FOR THE PERIOD ENDED 30 JUNE 2004 IS AS FOLLOWS:

                                                               2004      2003
                                                               $000      $000
Proceeds for sale of business                                  1,174         -
                                                             ========  ========

Revenue from ordinary activities                               1,536     2,980
Expenses from ordinary activities                             (1,301)   (2,487)
Profit on disposal of business activity                          681         -
                                                             --------  --------
Profit before income tax                                         916       493
Income tax                                                         -         -
                                                             --------  --------
Net Profit                                                       916       493
                                                             ========  ========

3.   EXPENSES  AND  LOSSES/(GAINS)

Cost of goods sold:
  Cost of sales - sale of goods                                1,021     1,919
                                                             --------  --------

Depreciation of non-current assets
  Leasehold improvements                                         107       106
  Plant and equipment                                            487       607
  Office furniture and equipment                                  48        58
  Motor Vehicles                                                   6        11
                                                             --------  --------
Total depreciation of non-current assets                         648       782
                                                             --------  --------

Net foreign exchange loss / (gain)                                (9)      451

Loss / (gain) on sale of investments                               -        49

Provision for diminution of investments                            -        73

Loss / (gain) on disposal of property, plant and equipment        (3)      (13)

Operating lease rental                                           113        96


4.   CONTRIBUTED  EQUITY

a) ISSUED AND PAID UP CAPITAL

Ordinary shares fully paid                                    73,751    67,143
                                                             ========  ========

PROGEN INDUSTRIES LIMITED
APPENDIX 4E - PRELIMINARY FINAL REPORT

NOTES TO THE FINANCIAL STATEMENTS
For the year ended 30 June 2004

b) MOVEMENTS IN SHARES ON ISSUE                             2004                  2003

                                                    NUMBER OF     $000    NUMBER OF     $000
                                                      SHARES                SHARES
----------------------------------------------------------------------------------------------

  Beginning of the financial year                   30,099,223   67,143   24,391,869   63,616
Issued during the year

  -  equity raising through share purchase plan              -        -    1,781,386    1,140
  -  equity raised through private placement (i)     3,800,000    5,320    3,925,968    2,513
     less transaction costs                                  -     (266)           -     (126)

options exercised by shareholders in terms of the
Prospectus dated 19 November 2003 (ii)                 422,086    1,055            -        -

  -  options exercised by employees in terms
     of  the Share Scheme approved at the AGM
     held on 31 October 2003 (iii)                     199,756      499            -        -
                                                    ------------------------------------------

End of the financial year                           34,521,065   73,751   30,099,223   67,143
                                                    ==========================================


(i) Shares allotted under the private placement, were issued on 12 November 2003 and all the transaction costs, relate to these issued shares.

(ii) Shares allotted in terms of the Prospectus 'One-for-Eight Bonus Option Issue', were exercised at various dates during the year. These options expire on 31 May 2005. Total proceeds received by the company from shareholders for the exercise of options totalled $1,055,215. Of this, $1,015,652 was received from Medigen Biotechnology Ltd.

(iii) Shares allotted in terms of the Employee and Executive Share Incentive Scheme (Share Scheme), were exercised at various dates during the year. These options expire on 31 May 2005. Total proceeds received for the exercise of options totalled $499,390.

SHARES OPTIONS
Options over ordinary shares:
(i) Employee and Executive share incentive scheme:
During the financial year 1,800,000 unlisted options over ordinary shares were issued in terms of an Employee and Executive share Incentive Scheme approved at the 2003 Annual General Meeting. During the financial year, 199,756 options were exercised under this scheme and a total of 239,400 options expired.

(ii) Placement Options:
During the financial year, a private placement of 3.8 million ordinary fully paid shares was made, netting $5.3 million. 700,000 unlisted options were issued under the terms of the unconditional placement agreement, exercisable at $2.50 per share and with an expiry date of 31 May 2005. During the financial year, none of these options were exercised or expired.

(iii) Listed Shareholder Options:
During the financial year, 4,229,603 options were issued in terms of the Prospectus Issued on 19 November 2003 to all existing and eligible shareholders on the basis of one new share for eight shares held. During the financial year 422,086 were exercised and none of these options expired.

At the end of the year there were a total of 7,036,581 (2003: 1,168,220) unissued ordinary shares in respect to outstanding options not exercised.

PROGEN INDUSTRIES LIMITED
APPENDIX 4E - PRELIMINARY FINAL REPORT

NOTES TO THE FINANCIAL STATEMENTS
For the year ended 30 June 2004

                                                                          2004       2003
                                                                          $000       $000

5.   RECONCILIATION  OF  ACCUMULATED  LOSSES
Balance at the beginning of the financial year                           (52,190)   (44,612)

Net profit/(loss) attributable to members of Progen Industries Limited    (4,781)    (7,578)
                                                                        ---------  ---------

Total available for appropriation                                        (56,971)   (52,190)
                                                                        ---------  ---------

Balance at the end of the financial year                                 (56,971)   (52,190)
                                                                        =========  =========



6.   NOTES  TO  THE  STATEMENT  OF  CASH  FLOWS


(a) RECONCILIATION OF THE OPERATING PROFIT AFTER TAX TO THE NET CASH FLOWS FROM OPERATIONS

       (Loss) from ordinary activities after tax                        (4,781)  (7,578)
        Less proceeds from sale of discontinued operation               (1,174)       -
                                                                        -------  -------
       (Loss) from continuing ordinary activities after tax             (5,955)  (7,578)

       NON-CASH ITEMS
       Depreciation of non current assets                                  648      782
       (Increment) /decrement in provision for non-current investments       -     (102)
       Net foreign currency (gains)/losses                                   -        -
       Net (profit)/loss on disposal of property, plant and equipment       (3)     (13)
       (Gain)/loss on sale of investments                                    -       49
       Share of associates' net (profits)/losses                          (183)   1,679

       CHANGES IN ASSETS AND LIABILITIES
       (Increase)/decrease in trade and other debtors                      208      164
       (Increase)/decrease in prepayments                                  (67)      64
       (Increase)/decrease in inventories                                  796     (377)
       (Decrease)/increase in trade and other creditors                   (781)     636
       (Decrease)/increase in employee benefits                             49      (66)
                                                                        -------  -------
       Net cash used in operating activities                            (5,288)  (4,762)
                                                                        =======  =======

b) RECONCILIATION OF CASH

       Cash balance comprises:
           Cash                                                          1,241    6,374
           Short term deposi                                            13,080    5,621
                                                                        -------  -------
                                                                        14,321   11,995
                                                                        =======  =======

PROGEN INDUSTRIES LIMITED
APPENDIX 4E - PRELIMINARY FINAL REPORT

NOTES TO THE FINANCIAL STATEMENTS
For the year ended 30 June 2004


                                                                    2004        2003

7.   NET  TANGIBLE  ASSET  BACKING

Net tangible asset backing per share                          48.6 cents  48.6 cents

                                                                    2004        2003

8.   EARNINGS  PER  SHARE


Weighted average number of ordinary shares  on issue used in
the calculation of basic earnings per share                   32,675,867  24,391,869
                                                              ==========  ==========


9.   IMPACT  OF  ADOPTING  AASB  EQUIVALENTS  TO  IASB  STANDARDS

Progen Industries Limited has commenced transitioning its accounting policies and financial reporting from current Australian Standards to Australian equivalents of International Financial Reporting Standards (IFRS). The Company has allocated internal resources and engaged expert consultants to perform diagnostics and conduct impact assessments to isolate key areas that will be impacted by the transition to IFRS. As a result of these procedures, the Company has graded impact areas as either high, medium or low. As the Company has a 30 June year end, priority has been given to considering the preparation of an opening balance sheet in accordance with AASB equivalents to IFRS as at 1 July 2004. This will form the basis of accounting for Australian equivalents of IFRS in the future, and is required when the Company prepare its first fully IFRS compliant financial report for the year ended 30 June 2006. Set out below are the key areas where accounting policies will change and may have an impact on the financial report of the Company. At this stage the Company has not been able to reliably quantify the impacts on the financial report.

Impairment of Assets

Under the Australian equivalent to IAS 36 Impairment of Assets the recoverable amount of an asset is determined as the higher of net selling price and value in use. This will result in a change in the Company's current accounting policy. Under the new policy it is likely that impairment of assets will be recognised sooner and that the amount of write-downs will be greater. Reliable estimation of the future financial effects of this change in accounting policy is impracticable because the conditions under which impairment will be assessed are not yet known.

Share Based Payments

Under AASB 2 Share based payments, the Company will be required to determine the fair value of options issued to employees as remuneration and recognise an expense in net profit. This standard is not limited to options and also extends to other forms of equity based remuneration. It applies to all share-based payments issued after 7 November 2002 which have not vested as at 1 January 2005. Reliable estimation of the future financial effects of this change in accounting policy is impracticable as the details of future equity based remuneration plans are unknown.

Income Taxes

Under the Australian equivalent to IAS 12 Income Taxes, the Company will be required to use a balance sheet liability method which focuses on the tax effects of transactions and other events that affect amounts recognised in either the Statement of Financial Position or a tax-based balance sheet. It is not expected that there will be any further material impact as a result of adoption of this standard.


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PROGEN INDUSTRIES LIMITED
APPENDIX 4E - PRELIMINARY FINAL REPORT

NOTES TO THE FINANCIAL STATEMENTS
For the year ended 30 June 2004
9.   IMPACT  OF  ADOPTING  AASB  EQUIVALENTS  TO  IASB  STANDARDS  (CONTINUED)

Financial Instruments

Under AASB139 Financial Instruments: Recognition and Measurement, financial instruments will be required to be classified into one of five categories which will, in turn, determine the accounting treatment of the item. This will result in a change in the current accounting policy that does not classify financial instruments. The future financial effect of this change in accounting policy is not yet known as classification and measurement process has not yet been fully completed.

10. ANNUAL GENERAL MEETING

The AGM will be held at 10.30am on Tuesday 30 November 2004 at Christie Corporate Centre, 320 Adelaide Street Brisbane QLD 4000.


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